Joint Venture Agreement of 3D Science & Cultural Products International Exchange

3D Science & Cultural Products International Exchange Center

Sino – Foreign Joint Venture Agreement
Chapter 1     General Provision
Chapter 2     The Parties of the Joint Venture
Chapter 3     The Parties of the Joint Venture Company
Chapter 4     The Purpose, Scope and Size of Business
Chapter 5     The Total Amount of Investment and the Registered Capital
Chapter 6     Responsibility of Each Party to the Joint Venture
Chapter 7     The Board of Directors
Chapter 8     Supervisors
Chapter 9     Business Management institution
Chapter 10    The Legal Representative of the Joint Venture Company
Chapter 11    Preparation and Construct
Chapter 12    Labor Management
Chapter 13    Finance, Accounting and Audit
Chapter 14    The duration of the Joint Venture Company
Chapter 15    The Termination and Liquidation of the Agreement
Chapter 16    The Amendments of the Agreement
Chapter 17    Liabilities for Breach of the Agreement
Chapter 18    Force Majeure
Chapter 19   Applicable Law
Chapter 20   Settlement of disputes
Chapter 21   Language
Chapter 22   The Effectiveness of the Agreement and Others

Chapter 1　　General Provision
In consideration of the mutual covenants hereinafter set forth, China 3D Industrial Park
Company Limited （hereinafter referred to as Party A),  Living 3D (Hong Kong) Limited  (hereinafter referred to as Party B) and Tianjin 3D Technology Company Limited（hereinafter referred to as Party C) have agreed to form a joint venture company 3D Science & Cultural Products International Exchange Center (Joint Venture) in Tianjin Geguzhen according to the Sino Foreign Joint Ventures Law and other associated Laws of the People’s Republic of China.

Chapter 2　　 The Parties of the Joint Venture
Article 1　Parties of this agreement are as follows ：
Party A：China 3D Industrial Park Company Limited incorporated in the People’s Republic of China；
Registered Address: No.8, Shepherd Road, Hanjiang Economic and Technological Development District, China.
Legal representative：  Jimmy Kent-Lam Wong
Position：Director   Nationality：  Canadian
Party B：  Living 3D (Hong Kong) Limited incorporated in Hong Kong；
Registered  Address： 1402, 14/F, Fourseas Building, 208-212, Nathan Road, Kowloon, Hong Kong
Legal representative：  Jimmy Kent-Lam Wong

Position：Director  Nationality：    Canadian
Party C：Tianjin 3D Technology Company Limited, incorporated in the People’s Republic of China
Registered Address： Fifth Avenue VII, Tianjin Economic and Technological Development Zone, Tianjin China
Legal representative：  Chang Li
Position： Director   Nationality： Chinese

Any changes to the above should have been notified immediately. The parties will not assume any responsibilities on any legal consequences that may arise had the changes not been effectively and promptly channeled.

Chapter 3　　 Particulars of the Joint Venture Company
Article 2　The joint venture is formed in Geguzhen, Tianjin, China under the Sino Foreign Joint Venture Law and other associated Laws of the people’s Republic of China
Article 3　The Chinese name of the Joint Venture： 天津滨海三维科技文化产品国际交易中心有限公司
The English name：3D Science & Cultural Products International Exchange Center
The registered address of the joint venture：Room 035, No. 15-1510, Block A, Tianjin Binhai private economic growth bases creative center space
Article 4                      The joint venture is treated as a legal person and all its activities must abide, and be protected by the Laws and regulation of the People’s Republic of China..
Article 5　The joint venture is a limited liability company. The liabilities of all parties are confined to the amount invested.
Chapter 4　　 The Purpose and the nature of Business
Article 6　 With a view of enhancing the shareholders’ value, the purpose of joint venture is to improve the cooperation between the parties as to facilitate technology  transfer, to improve the product quality, to develop new products, and to gain a competitive position in the world market both in quality and price.
Article 7 The principal activities of the joint venture is the provision of exhibition centers for 3D and its associated cultural and educational products. The holding of trade fairs. The sale of 3D and other associated products and the provision of 3D consultancy services.

Chapter 5　　 The Total Amount of Investment and the Registered Capital
Article 8　 The total investment for the joint venture is RMB 10,000,000。
The total amount of the registered capital is RMB10,000,000  ，which is to be satisfied by RMB 9,000,000 in cash representing 90% of the registered capital.
Article 9　Party A will contribute RMB 4,500,000 in cash which accounts for 45% of the total registered Capital. The capital is to be paid by three equal tranches on or before July 31, 2013, December 31, 2013 and May 31, 2014；Party B will contribute RMB 4,500,000 in cash which accounts for 45% of the total registered Capital. The capital is to be paid by three equal tranches on or before July 31, 2013, December 31, 2013 and May 31, 2014；Party C will contribute RMB 1,000,000 in the form of intangible asset and accounts for the remaining 10% of the total registered capital. The contribution should have been completed the latest by December 31, 2013
Article 10　Within 30 days on receipt of the capital, the joint venture will cause a CPA to render a capital verification report. This report together with all other necessary documents will then be submitted to various government authorities for approval within the next thirty days
Note: The parties agreed to formulate a new agreement to cater for any contribution of capital in other asset and technology other than in cash. The new agreement will form an integral part of this agreement.

Article 11　Approval should be obtained from various government authorities with regard to any adjustments to the total investment and the registered capital of the joint venture.
If either parties transfer all or part of the shares of the joint venture, it should comply with the “Company Law of the People’s Republic of China” applicable to limited liability company.
 In case any party of the joint venture intends to assign all or part of it shares to a third party, consent should be obtained from the examining and approving authority. When one party of the joint venture company assigns all or part of its shares, the other parties has preemptive right.
Article 12　The joint venture may obtain loans or borrowing locally or from abroad to finance any deficit in capital contribution of the shareholders. During the term of the joint venture company, no party shall be allowed to mortgage any part of the investment to the third party without the written consent of the other parties。

Chapter 6　　 Responsibility of Each Party to the Joint Venture
Article 13　The responsibilities of all parties are follows:
Party A shall be responsible for the following matters：
1)Handing applications for approval, registration, business license and other matters concerning the establishment of the joint venture company from relevant departments in China；
2)Obtaining the land uses right procedures with the land administration department；
3)Organizing the design and construction of the workshops and other engineering facilities of the joint venture company；
4)Providing capital in accordance with the stipulations in Article 9 and Article 10；
5)Assisting the joint venture company in purchasing or leasing equipment， materials, raw materials,  articles for office use, means of transportation and communication facilities;；
6)Assisting the joint venture company in contracting and settling the fundamental facilities such as water, electricity, transportation and land；
7)Assisting the joint venture company in recruiting Chinese workers and staffs；
8)Assisting foreign workers and staffs in applying for the entry visa, work license and processing their travelling matters；
9)Responsible for handling other matters entrusted by the joint venture company.
Party B shall be responsible for the following matters：
1)Providing capital in accordance with the stipulations in Article 9 and Article 10；
2)Handing the joint venture company in purchasing machinery, equipment and materials outside China；
3) Providing the required equipment installation, scheduling, and trial production technology, production and testing technicians;
4) Training joint venture company technicians and workers；
5) Responsible for other matters entrusted by the joint venture company;
6) Hosting cost used by the party would determined by the joint venture company after they confirmed.
Party C shall be responsible for the following matters：
1)Providing capital in accordance with the stipulations in Article 9 and Article 10；
2) Responsible for other matters entrusted by the joint venture company；
All costs incurred in the setting up of the joint venture should be borne by the joint venture.

Chapter 7　　 The Board of Directors
Article 14　 The board of directors should be formed on the date of the issue of the business registration certificate. The board of directors is the highest authority of the joint venture.

Article 15　 The board of directors shall consist 7 members, among whom 3 directors shall be appointed by Party A, 2 directors by Party B and 2 directors by Party C. The board of directors has a chairman is to be elected by the board of directors. The term of office for chairman and directors is three years. The chairman and directors shall be eligible for re-election in following years.
Any appointment and resignation of directors by any party should be in writing. The other parties and the relevant government authorities should be notified regarding the changes.
The existing directors have to act in accordance with the laws and the Company’s Memorandum and Articles of Association and perform their duties until their successors are in place.
Article 16　 Board meetings shall be convened and presided over by the chairman. If the chairman is unable to or fails to perform his duties, the director jointly elected by a majority of the board of directors shall convene and preside the meeting。
Article 17  Each director hold one vote in a director meeting.
Article 18　 The board of directors shall convene at least one meeting every year. The meeting shall be called upon and presided over by the chairman of the board. Special meetings of the board of directors can only be held if proposed by no less than one-third of the board of directors.
Article 19　The board meeting (including extraordinary meeting) can only be held if attended by at least two-third of the board of directors.
Article 20　If the director is unable to attend the board meeting, he may exercise his right by proxy to vote instead.
Article 21                      Minutes should be kept for all directors’ meeting which are to be signed by the directors.
Article 22   The following matters require unanimous resolutions：
1、Amendment of the memorandum and article of association of the joint venture company;
2、Termination and dissolution of the joint venture company；
3、Increase or decrease of the registered capital of the joint venture company;
4、Merger of the joint venture company with other entities；
5、Pledge of shares of the joint venture.
　The above require unanimous approval。
　For other matters that have not been listed above, only majority vote is required.
Article 23　The directors who do not work as management in the joint venture are not entitled to salaries. Costs of the directors meetings is to be borne by the joint venture.

Chapter 8   Supervisors
Article 24   The joint venture does not maintain a supervisory committee, but a supervisor will be appointed jointly by all parties.
Article 25  Directors, Senior managers cannot be appointed as supervisor simultaneously.
Article 26  The term of supervisor is three years. The supervisor shall be eligible for reappointment.
Article 27  Supervisor may attend Board meetings and raise queries regarding the board resolution. Supervisor is empowered to investigate any abnormal operation, if considered necessary. The supervisor can require assistance from CPA firms for the investigation and all cost is to borne by the joint venture.
Article 28  The supervisor shall be governed by the  “Company Laws” in performing his duties. Any cost borne arising therefrom will be borne by the joint venture.

Chapter 9　　 Business Management team
Article 29　 The joint venture company shall establish a management office which shall be responsible for its daily management. The management office shall have one general manager who is to be recruited by the board of director with a term of office for 3 years. The term of office can be prolonged.

Article 30　 General Manager is responsible for implementing the resolutions of the board meeting, to organize and to supervise the daily management duties of the joint venture .
Duties and responsibilities of the general manager shall be discussed and decided by the Board of Directors。
The management office may have several department managers responsible for the corporate work of various departments and to handle matters assigned by General Manager.
Article 31  General manager and all other managers should conscientiously perform their duties. They cannot serve other positions in the joint venture simultaneously.
In case of misconduct on the part of the general manager, the board of directors shall have the power to dismiss him at any time.
Article 32　 The various departments of the joint venture and their respective structure should be formulating by the general manager and is to be approved by the board of directors.
 Article 33　 In case of misconduct on the part of the senior managers, the board of directors shall have the power to dismiss them at any time.

Chapter 10   The Legal Representative of the Joint Venture Company
Article 34   The legal representative of the joint venture company is the chairman.

Chapter 11　　 Preparation and Construction
Article 35　 During the period of preparation, an office shall be set up by the board of directors to monitor the site of the joint venture. The office shall consist of 7 persons, among whom 3 persons shall be recommended by Party A，2 persons by Party B and 2 persons by Party C. An officer and a deputy officer responsible for overseeing the preparation and construction work should be recommended jointly by all parties and approved by the board of directors.
Article 36　 This office specifically responsible for reviewing engineering design and to sign construction and sub-contractors contracts. This office is also responsible for the purchase of machinery and equipment and the overseeing of the progress of the construction. This office is also responsible for the budgetary controls of the construction project.
Article 37　 Under the supervision of this office, certain technical staff will be assigned by the joint venture to form a technical team to oversee that the design, engineering, quality, equipment and materials are in line with acceptable standards.
Article 38　 The remuneration for staff of the office should be included in the construction budget, after having obtained the approval of all parties
Article 39　This office will be closed after the construction is completed.

Chapter 12　　 Labor Management
Article 40  Labor contract covering the recruitment, dismissal and resignation， salaries， labor insurance, welfare, rewards, penalty and other matters concerning the staff and workers of the joint venture company shall be drawn up and is to be approved by the board of directors in accordance with the "Regulations of the People's of China on Labor Management in Sino-Foreign Joint Ventures and its Implementation of Rules."  The relevant governmental department will be notified after the labor contract has been drawn up.
Article 41　The remuneration for the senior managers should be fixed and approved by the board of directors according to the labor rules and regulation of the People’s Republic of China.
 Article 42　 Joint venture company shall follow the relevant Chinese laws and regulations to organize a workers union. The joint venture should support the workers’ union.

Chapter 13　　 Finance, Accounting and Audit
Article 43　Joint venture company follows the relevant Chinese laws and financial accounting systems and other relevant regulation of the company’s accounting system and work procedures.

Article 44　The denominating currency of the financial statements is RMB.
Article 45　The financial year of the joint venture is from January 1 to December 31. All the vouchers, receipts, reports and books should be written in Chinese.
Article 46　 The joint venture will contribute to various reserve from the net profit after tax in accordance with the regulation of the People’s Republic of China. The actual contribution is to be approved by the board of directors.
Article 47　Joint venture company will hire certified accountant to audit the annual financial statements and to report to the general manager and the board of directors as to the operation of the joint venture.
Article 48　during the first quarter of every year, the general manager shall prepare balance sheets, profit and loss statement and profit distribution plan of previous year and is to be reviewed at the board meeting.
Article 49　 Joint venture is based on Chinese laws and regulations applicable in the domestic banks to open foreign exchange account and RMB account.
Article 50　In four months after the end of each financial year, the board may decide on the proposed dividend depending on the actual financial situation. Dividend cannot be proposed unless the prior accumulated losses have been offset.
Article 51　The joint venture company will urge the foreign workers to pay the salaries tax in according with the rules and regulation.
Article 52　Joint venture company shall promptly report to the local tax authority as to the taxable income and pay the taxes.
Article 53  The Insurance of Joint venture is to be purchased from local insurance companies, risk insured, the insurance coverage and period, etc. should be in accordance with the provisions of the insurance company. This has to be discussed and approved by the board of directors.

Chapter 14 The duration of the Joint Venture Company
Article 54　 The duration of the joint venture company is 15 years. The establishment of the joint venture company shall start from the date on which the business license of the joint venture company is issued.
Article 55   The term of the joint venture can be extended 180 days before expiry if such extension has been agreed and approved by all the parties. Application of the extension should be made with relevant governmental authorities.

Chapter 16  The Termination and Liquidation of the Agreement
Article 56　For the following reasons, the joint venture can be terminated or dissolved ：
1、The cause of this agreement cannot perform due to force majeure；
2、Unable to continue to operate due to loss of joint venture；
3、No need to continue to fulfill this agreement due to the party or parties material breach of the agreement；
4、The parties agreed that the joint venture does not meet the objectives of the operation nor promising；
5、Terminated as require by Laws and regulation, the Company Memorandum and articles of Association or any provision of this agreement.
Article 57　The joint venture company shall be liquidated upon termination of the joint venture agreement. The liquidation committee composed at least three members shall be elected by the board of directors or to employ other Chinese professionals as permitted by law of Joint venture . The joint Venture cannot carry out  any other business which is not related with the liquidation.
Article 58　The task of the liquidation committee is to assess the assets and liabilities of the joint venture. To prepare a balance sheet and formulating a liquidation plan for the approval of the board of directors.

Article 59 The liquidation committee will represent the joint venture on all legal matters during the liquidation process.
Article 60                      The liquidation expenses will be paid out first on the liquidation of the joint venture assets.
Article 61                      The remaining assets after liquidation should be distributed to the parties according to the percentage of shares held.
Article 62　The joint venture company shall apply to the administrative department for industry and commerce for cancellation of registration after liquidation and hand in its business license.

Chapter 16                       The Amendments of the Agreement
Article 63  Any amendment of the agreement and annexes must be approved by a written agreement signed by the parties and submitted to the original examination and approval authority to become effective.
Chapter 17　Liabilities for Breach of the Agreement
Article 64　If any parties fails to in comply with the stipulations in Chapter 5 of the capital contribution paid or to be paid, this constitutes a breach of agreement. If the defaulting party still cannot pay within one month. This defaulting party deem to waive his right in the joint venture. In this regard, the joint venture company shall approve for early dissolution of the joint venture or to identify another partner to bear all the rights and obligations of the defaulting party.
Article 65　The defaulting party will bear the responsibility for the non performance of this joint venture agreement.
Chapter 18　 Force Majeure
Article 66　Under force majeure all parties should considered whether this agreement should be terminated, part performance and late execution allowed.

Chapter 19　　 Applicable Law
Article 67　The construction, validity and performance of this Agreement shall be governed by the laws and regulations of the jurisdiction.

Chapter 20　　Settlement of disputes
Article 68　Arising from the execution of this agreement or in connection with all disputes relating to this agreement. The party shall resolve through friendly consultation or mediation: If negotiation or mediation does not resolve shall be submitted to China Arbitration Commission for arbitration institution. According to the institution procedure for arbitration. The arbitral award is final and binding on both parties.
Article 69  If no agreement can be reached through arbitration, the parties can bring the dispute to the Court.
Article 70 During the arbitration, unless the parties disputed part of the ongoing arbitration otherwise the agreement shall continue to perform.

Chapter 21　　Language
Article 71 The agreement is in Chinese.

Chapter 22　The Effectiveness of the Agreement and Other
Article 72  Any annex for this agreement is an integral part of this agreement.
Article 73  This agreement is signed in triplicate and has to be approved by the Tianjin Commission of Commerce before effective.
Article 74                      All notices should be in writing.
Article 75                      All notices should be mailed by registered mail
Article 76                      The agreement was signed on 18th June, 2013

SIGNED BY
Mr. Jimmy Kent-Lam Wong for China 3D Industrial Park Company Limited

Mr. Jimmy Kent-Lam Wong for Living 3D (Hong Kong) Limited

Mr. Chang Li for Tianjin 3D Technology Company Limited